LEASE AGREEMENT

BY AND BETWEEN

SIMPSON BAY RESORT OWNER COMPANY, B.V.

("LANDLORD")

AND

MERMAID REEF, B.V.

("TENANT")

LEASE AGREEMENT

 THIS LEASE AGREEMENT (“Lease”), is executed in duplicate and made as of the 19th day of June, 2017, by and between

1. Simpson Bay Resort Owner Company, B.V., established and with corporate offices at Billy Folly Road # 37, Sint Maarten, hereinafter to be referred to as: “Landlord”, hereby legally represented by Mr. Mark Miller;

and

2. Mermaid Reef, B.V., a liability company established under the laws of Sint Maarten, represented by its managing director Mr. J. Scott Sitra, who represents that he is legally entitled to enter into the underlying agreement on behalf of Mermaid Reef, B.V., hereinafter referred to as: “Tenant”;

Landlord and Tenant have the following notice address on the date of this Lease.

Landlord: Simpson Bay Resort Owner Company, B.V. Billy Folly Road # 37 Sint Maarten Contact person: Mr. Marcel Javois	Tenant: Mermaid Reef, B.V. d/b/a Mermaid Reef Ocean Grill & Lounge Billy Folly Road #37 Sint Maarten Contact Person: J. Scott Sitra

RECITALS

A. Premises:

1. A unit on the ground floor of the commercial premises situated at Billy Folly Road # 37 on the Island of St. Maarten, D.W.I., having an area of 2,466 square foot, including all entitlements and appurtenances of record, as indicated in Schedule X and well known to the Parties, which unit hereinafter be referred to as: “the Premises”

B. Landlord desires to lease and Tenant desires to rent, the Premises.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Landlord and Tenant agree as follows:

SUMMARY OF FUNDAMENTAL LEASE PROVISIONS

 The provision set forth below represents the agreement of the parties hereto as to certain fundamental lease provisions (“Fundamental Lease Provisions”.).

(a)	Premises:	see site plan (Exhibit A)
(b)	Tenant’s Trade Name:	Mermaid Reef Ocean Grill & Lounge (Sec.5.2)
(c)	Date of the Lease	June 19, 2017 (Sec. 3.1)
(d)	Term of Lease:	5 years, plus an option (Sec.3.1) for an additional 5 years under certain circumstances as stipulated in Sec.3.1.
(e)	Expiration Date:	June 18, 2022 (Sec.3.2)
(f)	Security Deposit	US $24,660.00 - (two months rent) (Sec.4.6)
(g)	Tenant’s Monthly Rent

US $12,330.00 per month, increased once a year on the anniversary of the effective date by the rate of inflation, as published by the Central Bureau of Statistics of St. Maarten or its successor   (Sec.4.2)

(h)	Permitted Use	Restaurant and Bar (Sec.5.1)
(i)	Special Considerations

For the first three months of the Lease, Tenant shall not be charged any Monthly Rent. For the next two months, Tenant shall pay 50% of the Monthly Rent, provided renovations are still ongoing. Tenant shall pay full Monthly Rent beginning in the sixth month, or on the date the restaurant opens, whichever comes first.

ARTICLE I

INTRODUCTORY PROVISIONS

Section 1.1 General Definitions

 The following definitions shall apply to the Lease:

Additional Rent:

all sums of money or charges of whatever nature required to be paid by Tenant to Landlord pursuant to the Lease (other than the Monthly Rent), including utility fees, valet fees, garbage collection fees, guest card system use fees. Damages due to a breach of contract or (other) unlawful act are not considered Additional Rent.

Additional Term:	the additional term with which the Lease is extended, should Tenant elect to extend as stipulated in Article 3.1.

Article:	an article of the Lease.

Associated Parties:	a party associated with Landlord in the operation of the Resort, such as Simpson Bay Resort Management Company, Simpson Bay Resort Sales Company, Royal Resorts Caribbean.

Change of Control:	the issuing of additional voting stock and/or transfer of shares that leads to a change in the ownership of a company of more than fifty percent (50%) of the voting capital stock.

Default Rate:	the rate of statutory interest (in Dutch: wettelijke rente) at any time

Event of Default:	any one or more of the events as stipulated in Article 11.1

Expiration Date:	the date on which the Term, or the Additional Term if applicable, expires

Force Majeure:

an event at or around the Premises that is beyond the control of Parties and prevents either (or both) of them from complying with one or more of their respective obligations under the Lease. Such acts include, but are not limited to: acts of God (such as hurricanes, earthquakes, drought, tidal waves and floods); war, hostilities (whether war be declared or not), invasion, acts of foreign enemies, mobilization, requisition, or embargo; rebellion, revolution, insurrection, or military or usurped power, or civil war; toxic contamination; labor unrest (such as strikes, go slows, lock-outs or disorder); acts or threats of terrorism.

Hours of Service:	Tenant’s operating hours as stipulated in Article 5.3.

Landlord:	the owner of the Premises that is leased or rented out, i.e. Simpson Bay Resort Owner Company B.V.

Landlord’s Rules and Regulations:	the rules and regulations that are attached to Lease as Schedule B.

Late Fee:	a charge of 12% per year that a Party shall be due to the other Party in the event of late payment, if so stipulated.

Lease:	this lease agreement.

Liquidation Damages:	shall have the meaning as stipulated in Article 11.3.

Monthly Rent:	the rent payments that Tenant is monthly due to Landlord under this Lease, as stipulated in Article 4.1.

Permitted Use:	the for which the right to occupy and use of the Premises is granted by Landlord to Tenant, as further stipulated in Article 5.1.

Premises:	the 2,466 square foot of commercial property/space, located at the Marina Plaza on the ground floor of the Simpson Bay Resort and Marina at Billy Folly Road # 37, in Sint Maarten.

Person(s):

individual(s), corporation(s), partnership(s), firm(s), other business association(s), or governmental entity or entities, whichever is required by the context, or all of the foregoing if the context so requires.

Rent:	Monthly Rent and Additional Rent collectively

Resort:	the Simpson Bay Resort, in which the Premises are located.

Security Deposit:	an amount equal to the months’ Monthly Rent, i.e. US$ 24,600.00, payable by Tenant to Landlord as security as stipulated in Article 4.5.

Structural Repairs:	repairs to the structure of the Resort building encompassing the Premises, such as to the foundation or supporting structure, but not including repairs to exterior windows and doors of the Premises.

Tenant:	the Person that rents or leases the Premises from the Landlord, i.e. Mermaid Reef B.V.

Tenant’s Trade Name:	Mermaid Reef Ocean Grill & Lounge

Term:	the term for which the Lease is entered into

Termination Damages:	shall have the meaning as stipulated in Article 11.3.

ARTICLE II

Section 2.1 Lease of Premises

 Landlord in consideration of the Rent to be paid and the obligations to be performed by Tenant, hereby leases to Tenant and Tenant hereby leases and takes the Premises in possession from Landlord, for the term, the rent-amount and as per the covenants and conditions outlined herein.

Section 2.2 Tenant’s Work

Tenant shall perform all the work required to be performed by Tenant pursuant to the terms and conditions of Exhibit A (Tenant’s site plan, including build-out). Tenant shall maintain the Premises in a clean and orderly condition at all times. All trash shall be contained within the Premises and deposited daily at a location designated by Landlord.

Section 2.3 New construction or any type of modification to the Premises

 For Tenant’s initial buildout and any subsequent construction and/or modification to the Premises, it shall submit for Landlord’s approval, working drawings and specifications for architectural, electrical, air conditioning, plumbing and all other envisioned work to the Premises. Tenant’s plans shall be submitted to and require the written approval by Landlord before Tenant starts performing any type of construction and/or modification work. All the furniture, equipment, fixtures and decoration are for the account of Tenant and at the end of the lease shall remain property of Tenant. Tenant may, at the end of the lease, take away its property, provided that there is no debt or outstanding rent or charges due to Landlord.  .Improvements, that according to common opinion have become a part of the Premises such as walls, tiles, and other permanent or immovable installations in the leased premises will remain in the Premises at the end of the lease with the exception of any exhaust or ventilation system installed by Tenant.  The exhaust or ventilation system installed by Tenant at Tenant’s own cost may be removed by Tenant at the conclusion of the Lease.  Tenant may only install such an exhaust or ventilation system after prior written approval of the Landlord, and must leave the premises in good, rentable condition after removal of the exhaust or ventilation system.

If Landlord’s approval is granted, Tenant shall cause the work described in the plans and specifications submitted to Landlord to be performed, at its expense, promptly, efficiently and competently by qualified or licensed persons without interference with or disruption of the neighbors. All such work shall comply with all applicable governmental codes, rules regulations, and ordinances.  .  Construction may only occur from 8:00 am to 5:00 pm.  Heavy drilling and hammering may only begin after 9:30 am.  Construction debris and materials must be cleaned up and removed, or placed in a bin, at the end of each day.  A garbage bin may be placed at the end of the driveway between the Marina Plaza and the Villas building garden at the expense of the tenant.  At no time will construction interfere with access to other tenants of the Marina plaza.

ARTICLE III

TERM

Section 3.1 Term

 The Term of the Lease is five (5) years, starting on June 19, 2017 and thus ending on June 18, 2022. Except where a party is in default, premature termination of the Lease is prohibited without the express written consent of the other Party. At the end of the Term, if Tenant is not in default of the Lease (whether or not said default has been formally declared by Landlord), Tenant may extend this lease for an additional five (5) years (the “Additional Term”) by providing the Landlord with written notice of its intent to extend not later than six months prior to the expiration of the Lease. If extended for the Additional Term, all rights, duties, and obligations arising under this Lease shall remain in force during the Additional Term. For the purposes of this Lease, the use of “Term” shall also refer to any Additional Term, if Tenant elects to extend this Lease.

Section 3.2 Termination

 This Lease shall terminate on the Expiration Date without the necessity of any notice from either Landlord or Tenant. Tenant hereby waives the right to a notice to vacate or quit the Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Premises from a tenant holding over, to the same extent as if statutory notice had been given. For the period of one (1) year prior to the Expiration Date, Landlord shall have the right to display on the exterior of the Premises “For Rent” signs, in a manner clearly visible to persons. During this period, Landlord may also show the Premises and all parts thereof to prospective tenants, during normal business hours and after prior – at least 24 hours in advance – notice to Tenant and provided that this does not interfere with Tenant’s regular business operations.

ARTICLE IV

RENT AND OTHER CHARGES

Section 4.1 Tenant’s Agreement to Pay Rent

 Tenant hereby agrees to pay to Landlord during the Term, at the times and in the manner herein provided, Rent. Monthly Rent shall be payable, in advance, for the first (1) day of each full calendar month during the Term. The first Monthly Rent payment shall include the prorated Monthly Rent for the period from the date of the commencement of the Term to the first day of the first full calendar month in the Term.

Notwithstanding the foregoing, for the first three months of the Lease Tenant shall not be charged any Monthly Rent. For the next two months, Tenant shall pay 50% of the Monthly Rent provided renovations are still ongoing; if renovations are completed during this period, Tenant shall pay full Monthly Rent. Tenant shall pay full Monthly Rent beginning in the sixth month, or on the date the restaurant opens, whichever comes first.

Section 4.2    Increase Monthly Rent

 Every year, the Monthly Rent shall be increased by the amount of inflation, calculated as the sum of the inflation rate each year for the preceding year as published by the Central Bureau of Statistics of Sint Maarten.

Section 4.3 Additional Rent

 In addition to Monthly Rent, Tenant shall pay Additional Rent. Any Additional Rent that becomes due shall be payable, unless otherwise provided herein, with the next installment of the Monthly Rent.

Section 4.4. Payment of Rent

Tenant shall pay all Rent when due and payable, without any setoff, deduction or prior demand thereof whatsoever. Rent that is not paid within ten (10) days after it’s due shall be subject to a Late Fee. .  Rent shall be deposited on the account of Landlord with Banco di Caribe with number [redacted], in the name of Simpson Bay Resort Owner Company, B.V., or in any such manner required by Landlord at such other place as Landlord may, from time to time, designate in a written notice to Tenant. If Landlord requests that payment is made to an international account, and if this results in additional (payment) costs for Tenant, Landlord will compensate Tenant for these additional costs.  Where possible, Tenant shall implement a direct deposit to the Landlord’s account via an automatic draft, and will execute all paperwork required therefor. Any payment by Tenant or acceptance by Landlord of a lesser amount than due by Tenant to Landlord, shall not be interpreted or construed as a waiver by Landlord of any right, in particular, the right to full payment of the Rent. Landlord is at all times solely entitled to allocate the payments received to Rent, Late Fees, Default Rate interest or any other debenture from Tenant arising from the Lease.

 In addition to any Late Fee that might otherwise be due, any amount payable by Tenant under this Lease that is not paid when due shall bear interest at the Default Rate from the first day due until such amount is paid in full.

Section 4.5 Security Deposit

 On or before execution of this Lease, Tenant shall deposit with Landlord a Security Deposit. The Security Deposit shall be retained throughout the Term by Landlord as security for the payment of Rent. Thirty (30) days after the Expiration Date, Landlord will, providing that no accounts remain pending, reimburse to Tenant the Security Deposit, less any unpaid amounts due to Landlord, including but not limited to Rent, payment for work performed by Landlord for or on behalf of Tenant, default charges, and costs of repairing damage to the Premises if any.

Section 4.6 Valet Parking

 Tenant understands that Landlord will institute a valet parking program in the future and that Tenant will be responsible for its pro-rata share of the cost of the program when the program is established.  Tenant’s usage will be used to establish Tenant’s pro-rata share.

ARTICLE V

USE

Section 5.1 Continued Occupancy and Permitted Use

 Tenant shall occupy the Premises upon commencement of the Term and thereinafter, continuously. Tenant shall not vacate or abandon the Premises at any time during the Term. At all times, Tenant shall operate in accordance with the laws, ordinances, rules on Sint Maarten.

It is expressly understood that a continuous occupancy of the Premises is of cardinal importance for the commercial and thus also a rental value of the Premises. In case of abandonment or discontinued permitted commercial use by Tenant of the Premises, this constitutes an Event of Default by Tenant. A disruption in the use of the Premises for a period of one (1) month or more that is not caused by a Force Majeure event, as defined in this Lease, is considered abandonment.

 Tenant is granted the right to occupy and use the Premises only for the construction, development, and operation of a restaurant and bar, and for such other lawful purposes approved by Landlord in writing. Tenant specifically acknowledges and agrees that the Premises will not be used as a nightclub, disco, or the like. Tenant may host parties or conduct special events at the

Premises with express prior written permission from the Landlord. Tenant also specifically acknowledges that Tenant may not provide room service (i.e., delivery of any food or drink to any room or unit) to the Resort.

Section 5.2 Tenant’s Trade Name

 Unless otherwise approved by Landlord, Tenant shall conduct business in the Premises only in Tenant’s Trade Name. Tenant hereby warrants and represents to Landlord that Tenant has an authority and exclusive rights to use Tenant’s Trade Name.

Section 5.3 Operating Hours

Tenant shall cause the Premises to be open for business from 7:00 AM to 10:00 PM every day of the year (no closing date), and may, at Tenant’s discretion, remain open until 11:00pm. (“Hours of Service”). The parties may only modify this schedule in writing, signed by both parties. Repeatedly operating outside of the Hours of Service constitutes an Event of Default on behalf of Tenant.

Section 5.4 Operational Requirements

Concerning the use and occupancy of the Premises, Tenant shall, at its expense:  (i) keep the interior and the exterior of the Premises, in particular all glass in the doors and windows, the inside and outside walls, clean and in good condition; (ii) keep all exterior storefront surfaces of the Premises clean and maintained in good condition (iii) replace promptly any cracked or broken glass, exterior tiles, interior and exterior fixtures of the Premises; (iv) maintain the Premises in a clean, orderly and sanitary condition and, in as far as reasonably possible, free of insects, rodents, not-enclosed stagnant water, vermin and other pests; (v) keep any garbage, trash, rubbish or other effuse in rat proof containers within the interior of the Premises until removed; (vi) have such garbage, trash, rubbish and refuse removed on a daily basis; (vii) keep all mechanical systems and apparatus free of vibration and noise which may be transmitted beyond the Premises; (viii) comply with all laws, ordinances, rules and reasonable recommendations of Landlord’s fire insurance rating organization now or hereafter in effect; (ix) keep lit the show windows of the Premises and exterior signs for all hours open for business; (x) regularly maintain the grease traps, exhaust fans and kitchens and ensure that they are in compliance with specifically all fire regulations. (xi) ensure that at no time whatsoever no runoff or debris will flow/run from the Premises and into the adjacent Simpson Bay Sea, (xii) regularly maintain all cisterns and inspect for possible leakage, (xiii) comply with and observe all rules and regulations established by Landlord from time to time which apply generally to Tenant; (xiii) obtain all required restaurant and bar business and operating permits and licenses, and keep said permits and licenses in good standing; and (xiv) conduct its business in all respects in a dignified manner in accordance with the highest standards of a restaurant and bar.  As part of these requirements, Tenant agrees to comply with reasonable instructions from Landlord to adjust all music (in terms of volume as well as genre) that is audible outside of the Premises, so as to not have different music from different locations that, in Landlord’s sole, reasonable determination, interferes with the enjoyment of the resort premises in and around the leased spaces.  Tenant shall also ensure that the location outside the restaurant under the cabanas is cleaned each day at the end of the day.

Section 5.5 Entry by Landlord

 Tenant will permit, upon reasonable notice, Landlord and their agents, employees, and contractors to enter all parts of the Premises to inspect same, to enforce or carry out any provision of the Lease, and to make repairs as deemed necessary by Landlord.  Reasonable notice shall mean at least 24 hours notice, except in the event of an emergency as determined in the Landlord’s sole, reasonable discretion.  Landlord will avoid entering the Premises to conduct repairs during business hours whenever possible. In the event of a scheduling conflict between Landlord and Tenant, Parties will consult with each other to attempt to find a reasonable solution before taking further action.  Landlord’s entry to prevent waste or deterioration of the Premises shall be considered an emergency, and shall not require notice to Tenant.

Section 5.6 Room Key Card System

Tenant is required to use a point of sales computer system or any other substitute system that is compatible with Landlord’s front desk system for any and all manner of sales to guests of the Resort. Receipts must include all food and beverage sales. The daily receipts must register all shifts and all registers of the leased facilities.

Landlord will pay out all purchases made via the room key card system by guests of the Resort to Tenant on a weekly basis. Late pay-outs by Landlord shall be subject to a Late Fee and shall bear interest at the Default Rate. Landlord may deduct 3.5% of all such purchases to offset accounting and credit/debit card fees. Fees may be adjusted if credit/debit card commissions increase.

ARTICLE VI

UTILITIES

Section 6.1 Tenant’s Utilities

 Landlord will, at Landlord’s cost, provide electrical and plumbing connections to the Premises.  Tenant shall be responsible for the operation of all electrical and plumbing services within the Premises, and shall be responsible for damage caused to the Resort electrical and plumbing systems as a result of Tenant’s operation of those services within the Premises, unless such damage is caused by a default in installation or otherwise that is reasonably attributable to Landlord.

Section 6.2 Payment of Tenant’s Utilities

 Electricity and water will be provided by the Landlord. A separate meter will be installed for each service and an invoice will be presented every month for payment by Tenant. Payment of utilities is due 15 days after the presentation of the invoice to the Tenant.

Section 6.3 Garbage Collection

Landlord will provide garbage collection and disposal services. If Tenant elects to make use of these services, the monthly fee for this service will be US$150.00.

Section 6.4 Air Conditioning

 Tenant may, with Landlord’s approval, install (at a site approved by Landlord), use, and maintain, at Tenant’s expense, equipment for ventilating and air conditioning the Premises, provided that such equipment, its installation, its maintenance, and its operation shall not cause any nuisance or disturbance, such as, but not limited to, flow of condensation onto, excessive noise and/or excessive vibration to, neighbors. Tenant shall repair or cause to be repaired any damage to neighbors and or the Premises, caused by the installation and/or removal of the air conditioning units.

 Tenant is obligated to have all air-conditioning and ventilation appliances and installations inspected, serviced and maintained on a yearly basis by a qualified service provider, and to provide Landlord with a yearly inspection and service report on or before March 1st, of each rental year, starting on March 1, 2018. All costs and expenses for the inspection and yearly service report are for the account of Tenant.

ARTICLE VII

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 7.1 Tenant’s Duty to Maintain Premises

(a) Tenant shall at all times during the Term of this Lease, at its own costs and expense, maintain the interior and exterior of the entire Premises and all appurtenances, moveable goods contained therein and/or structurally affixed thereto in good and tenable condition, and make all repairs to the Premises or any installations, equipment, or facilities therein, with the exception of Structural Repairs. It is expressly understood and agreed to by parties that Tenant shall bear the sole responsibility for all non-structural repairs to the interior and exterior of the Premises. Landlord shall be responsibility for Structural Repairs, unless it concerns damage caused by Tenant, or third parties that were brought onto the Premises by Tenant, including contractors, suppliers, employees and/or agents of Tenant.

(b) Tenant shall (i) surrender the Premises at the expiration of the Term or at such other time as Tenant may vacate the Premises, in good condition and (ii) take care not to overload the electrical wiring system on the Premises or within the Premises, and install at its expense, any additional electrical wiring that may be required in connection with the Permitted Use after written approval by Landlord.

Section 7.2 Duty to Repair Damage

 Tenant shall make all repairs within the Premises promptly and at its sole expense (and upon demand, shall reimburse Landlord for the cost of the repair of any damage elsewhere).

If the Tenant does not commence the requisite repairs five (5) days after a notice has been sent to Tenant by Landlord, Landlord may make or cause the same repairs to be performed, after which Tenant agrees to pay Landlord promptly upon Landlord’s demand the cost thereof with interest thereon at the Default Rate until paid.  Landlord may also, at Landlord’s option, treat Tenant’s failure to commence repairs as an Event of Default.

For any repair that is Landlord’s responsibility within the Premises, Landlord shall commence repairs as soon as reasonably practicable, and shall advise Tenant of Landlord’s plans regarding repairs.  Due to the likely structural nature of such repairs, Landlord shall have ten (10) days to commence such repairs.  Landlord will be deemed to commence such repairs when Landlord begins consultation with architects, engineers, contractors, or any other party contemplated to undertake said repair.

Section 7.3 Alterations by Landlord

 Landlord reserves the right at any time and from time to time to construct or build other buildings or improvements on the Premises and to make alternations thereof or additions thereto. Landlord shall undertake not to disrupt Tenant’s regular business whenever reasonably possible and will consult with Tenant on the timing of carrying out necessary work.  In the event that any construction or alteration must interfere with Tenant’s regular business, Landlord shall make a good faith effort to minimize the disruption.

ARTICLE VIII

INSURANCE; INDEMNITY

Section 8.1 Tenant’s Insurance

From and after the date of delivery of possession of the Premises from Landlord to Tenant and throughout the term hereof, Tenant shall carry and maintain in full force, at its own expense, the following types, amounts and forms of insurance:

(a) Public liability insurance, including product liability insurance and insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford reasonable protection, for each occurrence, with respect to personal injury or death, and property damage;

(b) All-risk casualty insurance covering events including, but not limited to, vandalism, malicious mischief and special extended peril, burglary, and theft, written at full replacement cost value and with replacement cost endorsement, and covering the Premises to the fullest extent possible and all of Tenant’s property including, without limitations, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease;

(c) Fire insurance written at full replacement cost value and with replacement cost endorsement, covering (i) all of Tenant’s property including, without limitations, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease and (ii) all leasehold improvements installed in the Premises by or on behalf of Tenant pursuant to Exhibit A or otherwise.

(d)  Any proceeds from any insurance shall be used for the repair or replacement of the property damaged or destroyed unless this Lease is terminated pursuant to the provisions hereof. If the Premises are not repaired or restored following damage or destruction, Landlord shall receive any proceeds from such insurance allocable to Tenant's immovable improvements.

Section 8.2 Tenant’s Contractor’s Insurance

 Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain, at no expense to Landlord, comprehensive general liability insurance, including contractor’s liability coverage, to afford protection with limits, for each occurrence, of not less than Three Hundred Thousand Dollars ($300,000) with respect to personal injury or death, and One Hundred Thousand Dollars ($100,000) with respect to property damage.

Section 8.3 Policy Requirements

 The company or companies writing any insurance which Tenant is required to carry and maintain or cause to be carried or maintained pursuant to Sections 8.1 and 8.2 as well as the form of such insurance shall meet the Landlord’s minimum requirements as detailed above, and shall be subject to review by Landlord – to verify that Landlord’s minimum requirements are met – at any time. Any company providing any insurance for Tenant such company or companies shall be licensed to do business on St. Maarten and/or in the –former- Netherlands Antilles. Public liability and all-risk casualty insurance policies evidencing such insurance shall name Landlord and/or its designees as additional insured, shall be primary and not contributory, and shall also contain a provision by which the insurer agrees that such policy can be cancelled, maternally changed, terminated or not renewed except after thirty days’ written notice to Landlord or such designee. All such policies, or certificates thereof, shall be deposited with Landlord promptly upon commencement of Tenant’s obligation to procure the same. If Tenant shall fail to perform any of its obligations pursuant to this article, Landlord may perform the same, and the cost thereof shall be payable upon Landlord’s demand therefore, with interest thereon at the Default Rate until paid in full.

Section 8.4 Indemnity by Tenant

(a) Notwithstanding any policy or policies of insurance required of Tenant, Tenant, for itself and its successors and assigns, to the extent permitted by law, shall defend indemnify and hold harmless Landlord or its Associated Parties against and from any and all liability or claims, of by any person arising out of (i) the use, occupancy, conduct, operation or management of the Premises by Tenant or any of its agents, contractors, servants, employees, licensees or suppliers during the Term; or (ii) any work or thing whatsoever done or not done in the Premises during the Term; or (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by Tenant or any of its agents, contractors, servants, employees, licensees or suppliers during the Term; or (iv) any negligent, intentionally tortuous or other act or omission by Tenant or any of its agents, contractors, servants, employees, licensees or suppliers during the Term; or (v) any injury to or death of any person or any damage to any property occurring upon the Premises, unless resulting from conditions in the Premises that are reasonably attributable to Landlord or its Associated Parties or from acts or omissions by or on behalf of Landlord or its Associated Parties, and from and against all costs, expenses and liabilities incurred in connection with any claim, action, demand, suit at law, in law or before any administrative law, arising in whole or in part by reason of any of the foregoing (including, the fees of attorneys, investigators and experts), all of whether such claim, etc., is asserted before or after the expiration of the Term or the earlier termination of this Lease.

(b) If any such claim, action or proceeding is brought against Landlord or any Associated Party, Tenant shall promptly, if requested by Landlord, or such Associated Party, and at Tenant’s expense, resist or defend such claim, action or proceeding or cause it to be resisted or defended by an insurer.

Section 8.5 Increase in Insurance Premiums

 Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies of hazard or liability insurance or which will prevent Landlord from procuring such policies from companies acceptable to Landlord. If anything done, omitted to be done or suffered by Tenant to be kept in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises or on the property of Landlord or other areas within the vicinity thereof to be increased beyond the minimum rate from time to time applicable to the Premises or to any such property for the use or uses made thereof, Tenant shall pay to Landlord the amount of any such increase upon Landlord’s demand therefore.  In complying with this provision, Tenant may rely on Landlord’s summary of Landlord’s insurance coverage.

Section 8.6 Waiver of Right of Recovery

 To the extent that any loss or damage to any building, structure or any other tangible property, or resulting loss of income, are covered by insurance, the parties agree that neither party shall be liable to the other party or to any insurance company (by way of subrogation or otherwise), even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees; provided, however, that if by reason of the waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party.

ARTICLE IX

CASUALTY AND FORCE MAJEURE

Section 9.1 Landlord’s Option to Terminate Lease

 If: (a) the Premises are rendered wholly untenantable, or (b) the Premises are damaged as a result of any cause; Landlord shall restore the Premises, unless such is reasonably not feasible from a financial or practical perspective in Landlord’s reasonable opinion. In the latter event, Landlord may elect to terminate this Lease by giving Tenant notice of such election within thirty (30) days after the occurrence of such event.

If such notice is given, the rights and obligations of the parties shall cease as of the date of such notice, and Rent (other than any currently due or past due Rent) shall also be terminated as of the date of such termination.

Section 9.2 Insurance Proceeds

 If Landlord does not elect to terminate this Lease pursuant to Section 9.1, then Landlord shall disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Premises all insurance proceeds payable (including insurance proceeds payable to Tenant for damage to the structural elements or immovable element of the Premises) pursuant to Section 8, shall belong to and shall be payable to Landlord.

Section 9.3  Force Majeure

 In the event a Force Majeure occurs and continues for a period of 30 days or more, Landlord or Tenant may elect to terminate this Lease with no further obligation, except that Tenant shall remain responsible for payment of any past-due or currently due Rent.

ARTICLE X

ASSIGNMENTS AND SUBLETTING

Section 10.1 Landlord’s Consent Required

 Tenant shall not assign this Lease, in whole part, not sublet all or any part of the Premises, nor license concessions or lease departments therein without in each instance first obtaining the consent of Landlord, which may not be unreasonably withheld. Consent by Landlord to any assignment, subletting, or licensing shall not constitute a waiver of the requirement for such consent to any subsequent assignment, subletting or licensing.

Section 10.2 Transfer of Corporate Shares

 Tenant shall give Landlord notice within fifteen (15) days following the date upon which a Change of Control of Tenant or Tenant’s parent company is effected. In the event of a Change of Control and whether or not Tenant has given such notice, Landlord may elect, in Landlord’s sole discretion, to either:

(a) terminate this Lease at any time thereafter by giving Tenant notice of such election, in which event this Lease and the rights and obligations of the parties hereunder shall cease as of a date set forth in such notice, which date shall not be less than sixty (60) days after the date of such notice.  In the event of any such termination, except for all currently due or past due Rent due Landlord, Tenant shall be released from the obligation to pay Rent as of the date of such termination; or,

(b) inform Tenant that the Change of Control does not constitute a reason for Landlord to terminate this Lease, in which event the Lease will be continued under the regular terms and conditions.

Section 10.3 Acceptance of Rent from Transferee

 The acceptance by Landlord of payment of Rent from any person following any act, assignment or other transfer prohibited by this Article shall not be a waiver of any right or remedy of Landlord hereunder.

ARTICLE XI

DEFAULT OF TENANT

Section 11.1 Event of Default Defined

 Any one or more of the following events shall constitute a default by Tenant under the terms of this Lease (“Event of Default”):

(a) failure to submit plans and/or to continuously and diligently prosecute construction of Tenant’s work;

(b) failure of Tenant to pay Rent, or other sum of money due hereunder to Landlord within ten (10) days after the same is due;

(c) sale of Tenant’s interest in the Premises under attachment, execution or similar legal process or otherwise without Landlord’s approval;

(d) filing of a petition proposing the adjudication of Tenant or Tenant’s parent company as a bankrupt or insolvent, or the reorganization of Tenant or Tenant’s parent company, or an arrangement by Tenant or Tenant’s parent company with its creditors, unless such petition is withdrawn or disputed by Tenant or Tenant’s parent company within ten (10) days after the date of its filing;

(e) admission in writing by Tenant or Tenant’s parent company of its inability to pay its debts when due;

(f) appointment of a receiver or trustee for the business or property of Tenant or Tenant’s parent company, unless such appointment shall be vacated within ten (10) days;

(g) making by Tenant or Tenant’s parent company of any assignment for the benefit of its creditors;

(h) failure of Tenant to open when requires hereunder, or to continuously operate the Premises in accordance with the Permitted Use during the Term;

(i) Tenant’s failure to maintain the quality level of its operation, as measured by responses on the guest questionnaires (guest comment cards, online reviews, or other quality benchmarks).  A failure to maintain quality shall occur if reviews of Tenant’s operation yield ratings that fall below 75% on the resort guest questionnaire or below 3.0 on a 5.0 point scale, and continue at that level for four consecutive months, unless Tenant can show that the guest questionnaire does not reflect the true quality level; or,

(k) default by Tenant in the performance or observance of any other covenant or agreement of this Lease. .

Section 11.2 Remedies

Upon the occurrence of an Event of Default, Landlord shall notify Tenant in writing and give Tenant a period of ten (10) calendar days to cure such default. In case Tenant  does not cure such default within ten (10) calendar days - or in the event the default is of such nature that it cannot be cured within such ten (10) days period, in which event Tenant shall commence the curing within said ten (10) day period and shall thereafter diligently and continuously prosecute the curing of same until completion, but in no event shall cure period exceed sixty (60) days - Landlord may do any one more of the following:

(a) Landlord may elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and thereafter reenter the Premises, by summary proceeding or otherwise, remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable in any way for any loss or damage occasioned thereby.

(b) Landlord may in accordance with the Laws of Sint Maarten start a process whose purpose is to sell at public or private sale all or any part of goods, chattels, fixtures and other Tenant’s property which are or may be put under the Premises during the Term, whether exempt or not from sale under execution or attachment, the parties hereby agreeing that said property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all Rent and the fulfillment of the other covenants and agreements contained herein contained. Landlord may apply the proceeds of such sale: first, to the payment of all costs and expenses of conducting the sale and caring for storing of said property; second, to the payment of any indebtedness, including, without limitation, indebtedness of Rent, which may be or become due from Tenant to Landlord; and third, to pay the Tenant, upon Tenant’s demand therefore, any remaining after all indebtedness of Tenant to Landlord has been fully paid. In addition to any statutory lien for Rent held by Landlord, Landlord shall have, and Tenant hereby grants to Landlord, a continuing security interest for all Rent and all other sums of money becoming due hereunder from Tenant, upon all of the Tenant’s property located on the Premises, non-of which may be removed from the Premises without Landlord’s consent so long as any rent or other such sum from time to time owed to the Landlord hereunder remains unpaid. In connection herewith, Landlord shall have, in addition to any other remedies, any and all remedies afforded to secured parties under the provisions of the Laws of Sint Maarten (including, by way of example rather than limitation, the right to sell Tenant’s property at public or private sale).

(c) Landlord may perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease that Tenant has failed to perform and of which Landlord shall have given Tenant notice, the costs of which performance by Landlord together with interest thereon at the

Default Rate from date of such expenditure shall be payable by Tenant to Landlord upon demand therefore. Notwithstanding anything to the contrary contained herein, regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in this clause (c) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency.

(d) Landlord may exercise any other legal or equitable right or remedy which it may have.

Section 11.3 Damages

(a) If this Lease is terminated by Landlord pursuant to Section 11.2, Tenant shall remain liable for any Rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses, including attorney’s fees, incurred by Landlord in pursuit of its remedies hereunder, and/or in connection with any bankruptcy proceeding of Tenant, and/or in connection with renting the Premises to others from time to time (all such Rent, damages, costs, fees and expenses being referred herein as “Termination Damages”), plus additional damages (“Liquidated Damages”) which shall be an amount or amounts equal to the present worth (as of the date of termination) of Rent which, but for termination of this Lease would have become due during the remainder of the Term, less the rental value received by the Landlord for relenting the Premises, pending the remainder of the Term. Such Termination Damages and Liquidated Damages shall be payable to Landlord in one lump sum on demand, bearing interest at the Default Rate until paid.

(b) If this Lease is terminated pursuant to Section 11.2 Landlord may (without so obligating itself) relent the premises or any part thereof, alone or together with other premises, for such term or terms (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises), as Landlord may determine, at its sole discretion, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relent the Premises or any failure by Landlord to collect any rent due upon such relenting.

(c) Notwithstanding anything to contrary set forth above, Tenant and its successors and assigns undertake and agree to pay any and all costs incurred by Landlord, including but not limited to all attorney’s fees (inclusive of consultation fees, research costs, and correspondence fees), court costs and any similar professional fees and/or costs in the event:

(i) Landlord is the prevailing party in any legal action to enforce any one or more of the provisions of this Lease against Tenant, its successors, or assigns; or,

(ii) Landlord must engage an attorney(s) in order to enforce any one or more of the provisions of this Lease against Tenant, Tenant’s parent company, or its successors or assigns, in connection with any bankruptcy proceeding of Tenant (whether or not such engagement results in termination of this lease)

ARTICLE XII

QUIET ENJOYMENT

 Landlord covenants and agrees with Tenant that, upon the continuing compliance by Tenant with all the terms, covenants and provisions of this Lease to be performed by Tenant, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term, free from any interference whatsoever by, from or though Landlord or anyone claiming by, from or through Landlord, except as may be otherwise provided herein.

ARTICLE XIII

NOTICES

Section 13.1  Sending of Notices

 Any notice, request, demand, approval, report or consent given or required to be given under this Lease shall be in writing and shall be deemed to have been given on the third (3rd) day following the day on which the same shall have been mailed by registered or certified mail return receipt requested with all postage charges prepaid, addressed to Landlord or Tenant to the respective notice addresses set forth in the preamble paragraph of this Lease, and/or such other addresses as either party may be designated in writing, which notice of change of address shall be given.  A copy of all written notices sent hereunder shall also be sent via electronic mail.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Conflicts

 If there is any conflict between any of the Fundamental Lease Provisions and any other provisions of this Lease, the former shall control.

Section 14.2 Schedules

Any documents attached hereto as schedules, together with all drawings and documents prepared pursuant thereto or referred to therein, are hereby incorporated herein and made a part hereof.

Section 14.3 Remedies Cumulative

 No reference to any specific right or remedy shall preclude Parties from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity. No failure by a Party to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right of remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such agreement, term, covenant of condition. No waiver by a Party of any breach by the other Party under this Lease shall affect or alter this Lease in any way whatsoever.

Section 14.4 Successors and Assigns

 This Lease and the covenants and conditions herein contained shall insure to the benefit of and be binding upon Landlord, its successors and assigns and shall be binding upon Tenant, its successors and assigns and shall insure to the benefit of Tenant, and, subject to the provisions of Article 10, only such assigns of Tenant to whom the assignment of this Lease by Tenant has been consented to by Landlord. Upon any sale or other transfer by Landlord of its interest in the Premises, Landlord shall be relieved of any obligations under this Lease occurring thereafter.

Section 14.5 Compliance with Laws and Regulations

 Tenant, at its expense, shall comply with and shall cause the Premises to comply with all governmental statutes, laws, rules, orders, regulations and ordinances affecting the Premises or any part thereof, or the use thereof, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any such statutes, laws, rules, orders, regulations or ordinances which may be hereafter enacted involve a change of policy on the part of the governmental body enacting the same.

Section 14.6 Captions and Headings

 The table of contents and the Article and Section captions and headings are for convenience of reference only and in no way, shall be used to construe or modify the provisions set forth in this Lease.

Section 14.7 No Joint Venture

 Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed.

Section 14.8 No Option

 The submission of this Lease for examination does not constitute a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

Section 14.9 No Modification

 This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations, and representations between the parties or their officer, employees, agents or affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease. No representations, understandings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. All prior communications from Landlord with respect to estimated charges payable by Tenant hereunder are for information only and are not to be construed as representations of the actual charges which Tenant is required to pay hereunder, is binding upon Landlord in any manner whatsoever. This Lease can be modified only by a writing signed by each of the parties hereto.

Section 14.10 Severability

 If any term or provision, or any portion thereof, of this Lease, or the application thereof to any person or circumstances shall, to any extent, be rendered invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 14.11Third Party Beneficiary

 Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third-party beneficiary.

Section 14.12 Corporate Tenants

 The persons executing this Lease on behalf of Tenant hereby covenant and warrant that:

(a) Tenant is a duly constituted corporation qualified to do business in Sint Maarten;

(b) all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and

(c) such persons are duly authorized by the board of directors of such corporation to execute and deliver this Lease on behalf of the corporation.

Section 14.13 Applicable Law

 This Lease and the rights and obligations of the parties hereunder shall be constructed in accordance with the laws of Sint Maarten, and any action or proceeding arising hereunder shall be brought in the Court of First Instance of Sint Maarten, notwithstanding the right to appeal.

Section 14.14 Limitation of Liability

 Anything contained in any provision of this Lease to the contrary notwithstanding, in consideration of the benefits accruing hereunder, Parties for itself, and its successors and assigns, covenants and agrees that in the event of any actual or alleged failure, breach, or default hereunder by the other Party, its successors or assigns:

(a) the sole and exclusive remedy for breach of this Lease by Tenant shall be against the entity then constituting Tenant or Tenat’s successor in interest;

(b) Under no circumstances shall Landlord be responsible for any prospective damages, future damages, or damages of a speculative nature, including but not limited to damages for lost profits or loss of corporate goodwill;

(c) no judgment against Landlord shall be taken against any partner, officer, director, or stockholder of Landlord;

(d) any judgment taken against any partner, officer, director, or stockholder of a Party may be vacated and set aside at any time none pro tune;

Section 14.15 No Accord and Satisfaction

 The acceptance by Landlord of any sums from Tenant (whether as Rent or otherwise) in amounts which are less than the amounts due and payable by Tenant hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between Landlord and Tenant regarding sums due and payable by Tenant hereunder, unless Landlord specifically deems it as such in writing.

Section 14.16 Landlord’s Rules and Regulations

 Landlord shall have the right to prescribe at its sole discretion reasonable rules and regulations (“Landlord’s Rules and Regulations”) governing the use and enjoyment of the Premises, it’s agents, employees, contractors, suppliers, and invitees; provided, that the Rules and

Regulations shall not materially interfere with Tenant’s use and enjoyment of the Premises in accordance with the provisions of this Lease, for the purpose enumerated in the provisions of Article 4. Tenant shall adhere to Landlord’s Rules and Regulations and shall cause its agents, employees, invitees, visitors, and guests to do so.

Section 14.17 No Key Money

 Tenant represents and warrants to Landlord that it has dealt with no tenant of the commercial premises at Billy Folly Road #37, previous or current, its agent, broker, representative, or any other person who, on behalf of any person other than Landlord, may have charged Key Money such as, but not limited to, any request for payment, fee, or any other request for any other form of compensation (collectively, “Key Money”) in connection with the execution of this Lease, and Tenant agrees that Tenant shall not charge or cause to be charged on Tenant’s behalf, or on behalf of any other person, Key Money for any Transfer, whether or not such Transfer is approved by Landlord.

Section 14.18Execution of Lease

 The submission of this Lease for examination thus, as stated, not constitute a reservation of option for the Premises. This lease shall become effective only upon execution and legal delivery thereof by the parties hereto. This lease may be executed in more than one counterpart, and each such counterpart shall be deemed an original document.

The authorized officers must sign on behalf of Tenant, and by so doing such offers make the covenants and warranties contained in Section 14.13.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto, by their duly authorized representatives, have executed this Lease as of the day and year first above written.

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Landlord: Tenant:

Simpson Bay Resort Owner Company, B.V.Mermaid Reef, B.V.

By: Managing Directors  By: Managing Director

Signature_/s/ Mark Miller_______________ Signature__/s/ J. Scott Sitra________

Mr. Mark Miller Mr. J. Scott Sitra

ATTEST OR WITNESS:

By:_Marcel Javois____________________ Signature_/s/ Marcel Javois_________

SCHEDULE A

SITE PLAN

LEASE AGREEMENT

by and between

SIMPSON BAY RESORT OWNER COMPANY BV

("LANDLORD")

AND

MERMAID REEF, B.V.

("TENANT")

AND

J. SCOTT SITRA

(“MANAGING DIRECTOR OF TENANT”]

SCHEDULE B

LANDLORD’S RULES AND REGULATIONS

LEASE AGREEMENT

by and between

SIMPSON BAY RESORT OWNER COMPANY BV

("LANDLORD")

AND

MERMAID REEF, B.V.

("TENANT")

AND

J. SCOTT SITRA

(“MANAGING DIRECTOR OF TENANT”]

THIS SCHEDULE B is executed simultaneously with and constitutes, in accordance with Section 15.18, a part of the attached Lease.

 In the event a conflict arises between the provisions of this Schedule and any other part of this Lease, this Schedule shall modify and supersede such other part of this Lease to the extent necessary to eliminate any such conflict, but no further.

Landlord’s Rules and Regulations

1. Tenant shall not use plumbing facilities for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them.

2. Tenant shall not install or cause to be installed any electric wiring of any kind unless it is connected as directed by Landlord, and no stringing or cutting of wires shall be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord.

3. Tenant shall not install or change or cause to be installed or changed any locks or additional lock on any door or doors without prior written consent of Landlord. Two keys shall be furnished to the Tenant, and any additional keys required shall be secured and paid for by the Tenant. All keys to doors shall be returned at the termination of tenancy, and, in the event of loss of any keys furnished, Tenant shall pay Landlord the costs thereof.

4. Landlord shall not be responsible to Tenant for any loss of property or for any damage done to the effects of Tenant by any third party or other cause that is not reasonably attributable to Landlord.

5. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

6. Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business;

7. Tenant shall not permit, in as far as within its power, the Premises to be used for the storage, manufacture, consumption, or sale of illicit drugs.